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                              EXHIBIT 23(d)(1)(rr)
     AMENDMENT TO MANAGEMENT AND INVESTMENT ADVISORY AGREEMENT ON BEHALF OF
                    TA IDEX TRANSAMERICA SMALL/MID CAP VALUE



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                                  AMENDMENT TO
                      INVESTMENT ADVISORY AGREEMENT BETWEEN
          IDEX MUTUAL FUNDS AND AEGON/TRANSAMERICA FUND ADVISERS, INC.

         THIS AMENDMENT is made as of March 1, 2004 to the Investment Advisory Agreement dated as of March 1, 2001, as amended (the "Agreement"), between IDEX Mutual Funds ("IDEX") and AEGON/Transamerica Fund Advisers, Inc. ("ATFA"), on behalf of IDEX Isabelle Small Cap Value (the "Fund"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. TRUST NAME CHANGE. Any reference to IDEX Mutual Funds will now be revised to mean Transamerica IDEX Mutual Funds, in response to the name change of the Trust, effective March 1, 2004.

2. FUND NAME CHANGE. Any references to IDEX Isabelle Small Cap Value is revised to mean TA IDEX Transamerica Small/Mid Cap Value in response to the name change of the Fund, effective March 1, 2004.

3. COMPENSATION. Any reference to Compensation of TA IDEX Transamerica Small/Mid Cap Value is now revised to reflect the following Advisory
         Fees:

                           0.80% of the first $500 million of the Fund's average daily net assets and 0.75% of the Fund's average daily net assets over $500 million.

         In all other respects, the Investment Advisory Agreement dated as of March 1, 2001, as amended, is confirmed and remains in full force and effect.

         IN WITNESS THEREOF, the parties hereto have caused this amendment to be executed as of March 1, 2004.

ATTEST:                                  AEGON/TRANSAMERICA FUND ADVISERS, INC.

By:    /s/ Kim D. Day                       By:    /s/ Brian C. Scott
       ---------------------------------           -----------------------------
Name:  Kim D. Day                           Name:  Brian C. Scott
Title: Senior Vice President & Treasurer    Title: Director, President & Chief
                                                   Executive Officer

ATTEST:                                     TRANSAMERICA IDEX MUTUAL FUNDS

By:    /s/ Kim D. Day                       By:    /s/ Brian C. Scott
       ---------------------------------           -----------------------------
Name:  Kim D. Day                           Name:  Brian C. Scott
Title: Senior Vice President, Treasurer     Title: Trustee, President & Chief
       & Principal Financial Officer               Executive Officer